UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 5, 2006 (March 30, 2006)

Panavision Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-12391	13-3593063

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6219 De Soto Avenue Woodland Hills, California	91367
(Address of Principal Executive Offices)	(Zip Code)

(818) 316-1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement.

On March 30, 2006, the Compensation Committee of the Board of Directors of Panavision Inc., a Delaware corporation (the "Company"), approved EBITDA (as defined in the Company's Senior Secured Credit Facility and subject to certain adjustments) ("EBITDA") as the financial performance objective for fiscal 2006 bonuses to be awarded to participants in the Panavision 2003 Incentive Compensation Plan (the "Plan"), including the Company's executive officers, as well as to Ziffren, Brittenham, Branca, Fischer, Gilbert-Lurie, Stiffelman, Cook, Johnson, Lande & Wolf LLP ("ZBBFG-LSCJL&W") pursuant to the Loan Out Service Agreement, dated March 26, 2003, as amended (the "Loan Out Service Agreement"), between the Company and ZBBFG-LSCJL&W relating to the provision of the services of Kenneth Ziffren to the Company as Co-Chairman of the Board of Directors. If target levels of fiscal 2006 EBITDA are achieved, Robert L. Beitcher, President and Chief Executive Officer of the Company, Ross G. Landsbaum, Executive Vice President and Chief Financial Officer of the Company, and ZBBFG-LSCJL&W will receive bonuses of 75%, 60%, and 100% (each a “Target Bonus”), respectively, of their base salary, or service fees in the case of ZBBFG-LSCJL&W (with bonuses ranging from 25% to 200% of Target Bonus depending on the extent to which EBITDA targets are met or exceeded, subject to a minimum threshold).

At the March 30, 2006 meeting, the Compensation Committee also awarded cash bonuses for fiscal 2005 of $343,283 to Mr. Beitcher pursuant to the Plan and $121,171 to ZBBFG-LSCJL&W pursuant to the Loan Out Service Agreement, in accordance with the EBITDA targets previously established by the Compensation Committee. The Compensation Committee also approved an award of $75,000 to Mr. Landsbaum, pursuant to the terms of his employment agreement with the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANAVISION INC.

Date: April 5, 2006	By:	/s/ Ross G. Landsbaum
Name:	Ross G. Landsbaum
Title:	Executive Vice President and Chief Financial Officer

3